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H.B. Fuller Company and Consolidated Subsidiaries                     Exhibit 11
Computation of Net Income Per Common Share
Years Ended December 2, 2000, November 27, 1999, and November 28, 1998
(Dollars in thousands, except share amounts)

                                                                           2000             1999              1998
                                                                     ------------      -----------       -----------
Basic
Income:
  Income before accounting change                                    $     49,163      $    44,111       $    15,990
  Dividends on preferred stock                                                (15)             (15)              (15)
                                                                     ------------      -----------       -----------
  Income before acctg. chg. applicable to common stock                     49,148           44,096            15,975
  Cumulative effect of accounting change                                        -             (741)                -
                                                                     ------------      -----------       -----------
  Income applicable to common stock                                  $     49,148      $    43,355       $    15,975
                                                                     ============      ===========       ===========
Shares:
    Weighted-average shares outstanding                                13,913,841       13,807,775        13,721,451
                                                                     ============      ===========       ===========

Basic income per common share:
      Income before accounting change per share                      $       3.53      $      3.19       $      1.16
      Cumulative effect of accounting change per share                          -            (0.05)                -
                                                                     ------------      -----------       -----------
      Net income per common share                                    $       3.53      $      3.14       $      1.16
                                                                     ============      ===========       ===========

Diluted
Income:
  Income is exactly the same as presented above under basic.

Shares:
  Basic weighted-average common shares outstanding                     13,913,841       13,807,775        13,721,451
  Dilution as a result of the Company's stock-based
    compensation plans                                                    189,191          170,615           122,368
                                                                     ------------      -----------       -----------
  Weighted-average common shares outstanding                           14,103,032       13,978,390        13,843,819
                                                                     ============      ===========       ===========
Diluted income per common share:
    Income before accounting change per share                        $       3.48      $     $3.15       $      1.15
    Cumulative effect of accounting change per share                            -            (0.05)                -
                                                                     ------------      -----------       -----------
    Net income per common share                                      $       3.48      $      3.10       $      1.15
                                                                     ============      ===========       ===========